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                                                                      Exhibit 12


                            [Ropes & Gray Letterhead]


                              [FORM OF TAX OPINION]


                                                                    DATE

Acquired Fund
Acquired Fund Address

Acquiring Fund
Acquiring Fund Address

Ladies and Gentlemen:

         We have acted as counsel in connection with the Agreement and Plan of Reorganization (the "Agreement") dated as of DATE, between North American Funds, a Massachusetts business trust, on behalf of its Acquired Fund ("Acquired Fund"), and North American Funds, on behalf of its Acquiring Fund ("Acquiring Fund"). The Agreement describes a proposed transaction (the "Transaction") to occur today (the "Exchange Date"), pursuant to which Acquiring Fund will acquire substantially all of the assets of the Acquired Fund in exchange for shares of beneficial interest in Acquiring Fund (the "Merger Shares") and the assumption by Acquiring Fund of all of the liabilities of Acquired Fund following which the Merger Shares received by Acquired Fund will be distributed by Acquired Fund to its shareholders in liquidation and termination of Acquired Fund. This opinion as to certain federal income tax consequences of the Transaction is furnished to you pursuant to Section ___ of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

         Acquired Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. Shares of Acquired Fund are redeemable at net asset value at each shareholder's option. Acquired Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

         Acquiring Fund is registered under the 1940 Act as an open-end management investment company. Shares of Acquiring Fund are redeemable at net asset value at each shareholder's option. Acquiring Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Code.

         For purposes of this opinion, we have considered the Agreement, the Acquired Fund Proxy Statement, the Registration Statement (including the items incorporated by reference therein), and such other items as we have deemed necessary to render this opinion. In addition, you have
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Acquired Fund                                                         DATE
Acquiring Fund
                                       -2-


provided us with letters dated as of the date hereof, representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above) (the "Acquiring Fund Rep Letter" and "Acquired Fund Rep Letter").

         We have also assumed, for purposes of this opinion, that any redemptions that are made when either Acquired Fund's or Acquiring Fund's shares are presented to each of them respectively for redemption pursuant to section 22(e) of the Investment Company Act which appear to be made in connection with the Transaction will not, when aggregated with the redemptions and distributions described in paragraph 6 of the Acquiring Fund Rep Letter and paragraph 5 of the Acquired Fund Rep Letter, exceed 50% of the value (without giving effect to such redemptions or distributions) of all of the outstanding stock of the Acquired Fund on the date of the Transaction.

         Based on the foregoing representations and assumption and our review of the documents and items referred to above, we are of the opinion that for federal income tax purposes:

         (i) No gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Acquired Fund in exchange for Merger Shares and the assumption by Acquiring Fund of the liabilities of Acquired Fund;

         (ii) The basis in the hands of Acquiring Fund of the assets of Acquired Fund transferred to Acquiring Fund in the Transaction will be the same as the basis of such assets in the hands of Acquired Fund immediately prior to the transfer;

         (iii) The holding periods of the assets of Acquired Fund in the hands of Acquiring Fund will include the periods during which such assets were held by Acquired Fund;

         (iv) No gain or loss will be recognized by Acquired Fund upon the transfer of Acquired Fund's assets to Acquiring Fund in exchange for Merger Shares and the assumption by Acquiring Fund of the liabilities of Acquired Fund, or upon the distribution of Merger Shares by Acquired Fund to its shareholders in liquidation;

         (v) No gain or loss will be recognized by Acquired Fund shareholders upon the exchange of their Acquired Fund Shares for Merger Shares;

         (vi) The basis of Merger Shares that an Acquired Fund shareholder receives in connection with the Transaction will be the same as the basis of his or her Acquired Fund Shares exchanged therefor; and
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Acquired Fund                                                         DATE
Acquiring Fund
                                       -3-


         (vii) An Acquired Fund shareholder's holding period for his or her Merger Shares will be determined by including the period for which he or she held the Acquired Fund Shares exchanged therefor, provided that he or she held such Acquired Fund Shares as capital assets.


                                                     Very truly yours,



                                                     Ropes & Gray